EXHIBIT 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES REVENUES, EARNINGS AND
PRODUCTION FOR THE QUARTER ENDED JUNE 30, 2005

DALLAS, TEXAS, August 15, 2005…EXCO Resources, Inc. (EXCO) today reported revenues, earnings and cash flow for the quarter ended June 30, 2005.  For the quarter, EXCO reported net income of $3.5 million, including after-tax income from discontinued operations of $1.1 million, on oil and natural gas revenues of $40.8 million.  Discontinued operations consisted of after-tax post closing adjustments related to the sale of our wholly-owned Canadian subsidiary, Addison Energy Inc. (Addison), on February 10, 2005. For the quarter, cash settlement expenses on derivative financial instruments were $351,000. Net cash provided by operating activities for the quarter ended June 30, 2005 was $31.4 million after changes in working capital. For the quarter ended June 30, 2004, EXCO had net income of $2.8 million, including after-tax income from discontinued operations of $7.9 million, on oil and natural gas revenues of $36.2 million, and net cash provided by operating activities of $34.6 million after changes in working capital.

EBITDA adjusted to exclude the accretion of discount on asset retirement obligations of $202,000, non-cash changes in the fair value of commodity price risk management arrangements of $12.0 million and income from discontinued operations as a result of the sale of Addison of $1.1 million (Adjusted EBITDA) for the quarter ended June 30, 2005 was $30.1 million.  For the quarter ended June 30, 2004, Adjusted EBITDA was $17.3 million which excludes the accretion of discount on asset retirement obligations of $210,000, non-cash changes in the fair value of commodity price risk management arrangements of $7.9 million and income from discontinued operations as a result of the sale of Addison of $7.9 million.  EBITDA and Adjusted EBITDA are financial measures that are calculated on the basis of methodologies other than Generally Accepted Accounting Principles (GAAP).  For a detailed summary and reconciliation of each of these non-GAAP measures to its most comparable GAAP measure please refer to the schedule entitled “Condensed Consolidated EBITDA and Adjusted EBITDA Reconciliations” included at the end of this release.

Production for the three months ended June 30, 2005, was approximately 124,000 barrels of oil, 6,000 barrels of natural gas liquids, and 5.0 Bcf of natural gas as compared to second quarter 2004 production of approximately 173,000 barrels of oil, 16,000 barrels of natural gas liquids, and 4.9 Bcf of natural gas.  Overall, for the three months ended June 30, 2005, total production was approximately 5.8 Bcfe versus second quarter 2004 total production of approximately 6.0 Bcfe, a .2 Bcfe or 3% decrease.

The average oil price per Bbl, before cash settlements of derivative financial instruments, received during the three months ended June 30, 2005, was $49.78 versus $36.61 for the three months ended June 30, 2004, a $13.17 per barrel or 36% increase.  The average natural gas price per Mcf, before cash settlements of derivative financial instruments, received during the current three months was $6.88 versus $6.03 for the corresponding three months of the prior year, an $0.85 per Mcf or 14% increase.  The average natural gas liquids price per Bbl received during the three months ended June 30, 2005, was $29.33 versus $27.94 during the three months ended June 30, 2004, a $1.39 per barrel or 5% increase.

For the six months ended June 30, 2005, EXCO reported net income of $95.8 million, including after-tax income from discontinued operations of $122.0 million, on oil and natural gas revenues of $79.7 million.  Discontinued operations consisted of the after-tax gain on the sale of Addison and the after-tax net loss from the operations of Addison for the period from January 1 to February 10, 2005.  For the six months ended June 30, 2005, cash settlement expenses on derivative financial instruments were $56.7 million including payments totaling $52.6 million to terminate and reset commodity price risk management arrangements for the years 2005-2007.  Net cash used in operating activities for the six months ended June 30, 2005 was $83.9 million after changes in working capital.  This amount includes one time cash payments of $52.6 million on U.S. and $15.0 million on Canadian commodity price risk management arrangements which were terminated during the six months ended June 30, 2005, and approximately $50.1 million in U.S. and Canadian taxes paid on the sale of Addison.  For the same period in 2004, EXCO had a net loss of $6.3 million, including after-tax income from discontinued operations of $10.1 million, on oil and natural gas revenues of $64.9 million and net cash provided by operating activities of $63.7 million.

Adjusted EBITDA for the six months ended June 30, 2005 was $1.1 million which excludes the accretion of discount on asset retirement obligations of $405,000, non-cash changes in the fair value of commodity price risk management arrangements of $13.1 million and income from discontinued operations as a result of the sale of Addison of $122.0 million.  For the six months ended June 30, 2004, Adjusted EBITDA was $33.4 million which excludes the accretion of discount on asset retirement obligations of $408,000, non-cash changes in the fair value of commodity price risk management arrangements of $28.1 million and income from discontinued operations as a result of the sale of Addison of $10.1 million.

Production for the six months ended June 30, 2005, was approximately 250,000 barrels of oil, 12,000 barrels of natural gas liquids, and 10.1 Bcf of natural gas as compared to first half 2004 production of approximately 362,000 barrels of oil, 31,000 barrels of natural gas liquids, and 9.0 Bcf of natural gas.  Overall, for the six months ended June 30, 2005, total production was approximately 11.7 Bcfe versus first half 2004 total production of approximately 11.3 Bcfe, a ..4 Bcfe or 4% increase.

The average oil price per Bbl, before cash settlements of derivative financial instruments, received during the six months ended June 30, 2005, was $48.43 versus $34.78 for the six months ended June 30, 2004, a $13.65 per barrel or 39% increase.  The average natural gas price per Mcf, before cash settlements of derivative financial instruments, received during the current six months was $6.64 versus $5.73 for the corresponding six months of the prior year, an $0.91 per Mcf or 16% increase.  The average natural gas liquids price per Bbl received during the six months ended June 30, 2005, was $29.75 versus $27.26 during the six months ended June 30, 2004, a $2.49 per barrel or 9% increase.

EXCO Resources, Inc. is a privately-held oil and natural gas acquisition, exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	June 30, 2005
		(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$26,408	$290,935
Accounts receivable:
Oil and natural gas sales	32,752	15,331
Joint interest	4,539	1,105
Income taxes and other	1,630	12,567
Deferred tax asset	3,121	14,426
Oil and natural gas derivatives	273	—
Marketable securities	69	—
Other	7,056	5,005
Total current assets	75,848	339,369
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	22,199	20,327
Proved developed and undeveloped oil and natural gas properties	794,844	497,688
Accumulated depreciation, depletion and amortization	(60,449)	(46,033)
Oil and natural gas properties, net	756,594	471,982
Gas gathering, office and field equipment, net	27,281	29,382
Goodwill	51,416	19,984
Deferred financing costs, net and other assets	10,884	9,435
Total assets	$922,023	$870,152

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	June 30, 2005
		(Unaudited)

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,871	$22,912
Accrued interest payable	14,959	14,632
Revenues and royalties payable	8,641	7,266
Income taxes payable	8,665	21,723
Deferred income taxes	710	—
Current portion of asset retirement obligations	2,418	1,713
Oil and natural gas derivatives	27,431	11,664
Total current liabilities	105,695	79,910
Long-term debt	47,396	1
7¼% senior notes due 2011	452,953	452,749
Asset retirement obligations and other long-term liabilities	26,330	12,116
Deferred income taxes	59,102	3,674
Oil and natural gas derivatives	26,796	43,547
Commitments and contingencies	—	—
Shareholder’s equity:
Common stock, $.01 par value: Authorized shares-100,000; Issued and outstanding shares-1,000 at December 31, 2004 and June 30, 2005	1	1
Additional paid-in capital	—	—
Capital contributed by EXCO Holdings Inc.	172,045	172,045
Retained earnings	10,338	106,109
Accumulated other comprehensive income:
Foreign currency translation adjustments	21,384	—
Unrealized loss on equity investments	(17)	—
Total shareholder’s equity	203,751	278,155
Total liabilities and shareholder’s equity	$922,023	$870,152

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005

Revenues and other income:
Oil and natural gas	$36,204	$40,769	$64,871	$79,698
Commodity price risk management activities	(15,717)	(12,358)	(39,279)	(69,748)
Other income	483	3,242	949	3,624
Total revenues and other income	20,970	31,653	26,541	13,574
Costs and expenses:
Oil and natural gas production	7,203	7,594	13,668	14,383
Depreciation, depletion and amortization	7,135	7,859	13,188	15,715
Accretion of discount on asset retirement obligations	210	202	408	405
General and administrative	4,389	6,006	7,635	11,174
Interest	8,990	8,565	16,599	17,316
Total costs and expenses	27,927	30,226	51,498	58,993
Income (loss) from continuing operations before income taxes	(6,957)	1,427	(24,957)	(45,419)
Income tax benefit	(1,839)	(950)	(8,544)	(19,157)
Income (loss) from continuing operations	(5,118)	2,377	(16,413)	(26,262)
Discontinued operations:
Income (loss) from operations	10,228	—	14,209	(4,402)
Gain on disposition of Addison Energy Inc.	—	1,631	—	175,717
Income tax expense	2,354	482	4,106	49,282
Income from discontinued operations	7,874	1,149	10,103	122,033
Net income (loss)	$2,756	$3,526	$(6,310)	$95,771

EXCO RESOURCES, INC.

CONDENSED CONSOLIDATED EBITDA AND ADJUSTED EBITDA RECONCILIATIONS

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005

Net income (loss)	$2,756	$3,526	$(6,310)	$95,771
Interest expense	8,990	8,565	16,599	17,316
Income tax benefit	(1,839)	(950)	(8,544)	(19,157)
Depreciation, depletion and amortization	7,135	7,859	13,188	15,715
EBITDA (1)	17,042	19,000	14,933	109,645
Accretion of discount on asset retirement obligations	210	202	408	405
Non-cash changes in fair value of derivative financial instruments	7,924	12,007	28,120	13,072
Income from discontinued operations	(7,874)	(1,149)	(10,103)	(122,033)
Adjusted EBITDA (1)	$17,302	$30,060	$33,358	$1,089

(1)  Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA,” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude the accretion of discounts on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments and income from discontinued operations as a result of the sale of our wholly-owned Canadian subsidiary, Addison Energy Inc. on February 10, 2005.  We have presented Adjusted EBITDA because it is substantially similar to financial measures that are used in covenant calculations required under our U.S. credit agreement and the indenture governing our 7¼% senior notes and compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us.  Though not reflected in the table above, our U.S. credit agreement also allows for the add back to Adjusted EBITDA in covenant calculations of $52.6 million in cash expenses as a result of terminating certain commodity price risk management arrangements during the quarter ended March 31, 2005.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities.  As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.